Exhibit 99.1

THOMAS WEISEL PARTNERS GROUP, INC. REPORTS 2009 SECOND QUARTER RESULTS

San Francisco, CA, July 29, 2009 – Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) today released results for the three months ended June 30, 2009, reporting a net loss of $10.2 million, or $0.31 per share, on net revenues of $48.3 million.  In the three months ended June 30, 2008, the firm reported a net loss of $10.1 million, or $0.31 per share, on net revenues of $60.0 million.  As of June 30, 2009, the firm’s cash and cash equivalents were $89.4 million.

For the six months ended June 30, 2009, the firm reported a net loss of $34.1 million, or $1.05 per share, on net revenues of $91.4 million.  This compares with the six months ended June 30, 2008, when the firm reported a net loss of $27.9 million, or $0.85 per share, on net revenues of $108.9 million.

Adjusting for the non-cash amortization of intangible assets acquired in the purchase of Westwind Partners, the firm reported a non-GAAP net loss of $8.5 million, or $0.26 per share, for the three months ended June 30, 2009 and a non-GAAP net loss of $30.6 million, or $0.94 per share, for the six months ended June 30, 2009.  A reconciliation of GAAP results to these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

“Despite the continued challenges in the financial markets, we have maintained our diverse product offerings and expanded sector focus.  We expect to realize the potential of our operating model as the overall tone in the capital markets improves,” commented Thomas W. Weisel, Chairman and CEO of Thomas Weisel Partners.

Mr. Weisel continued, “Our strategic advisory revenues more than doubled from the first quarter of the year and we are seeing a significant increase in the number of engaged advisory assignments as compared with the beginning of the year.”

Lionel F. Conacher, President and COO of Thomas Weisel Partners stated, “As we navigate through this challenging period, we have managed the business prudently by taking out a significant amount of fixed costs and we remain committed to maintaining a lower expense base.  In addition to the significant changes to our cost structure, we have continued to strategically hire senior professionals that will add leverage to our businesses.”

Business Overview

•
Investment Banking Revenues. Investment banking revenues were $14.3 million in the second quarter of 2009 compared with $22.9 million in the second quarter of 2008 and $11.0 million in the first quarter of 2009, a decrease of 38% and an increase of 29%, respectively.  Total transactions for the second quarter of 2009 were 28 compared with 32 in the year-ago quarter and 15 in the first quarter of 2009.  The increase in revenues from the first quarter of 2009 was primarily attributable to an increase in both the number of, and revenue per transaction associated with, strategic advisory deals.

•
Brokerage Revenues.  Brokerage revenues were $27.7 million in the second quarter of 2009 compared with $34.9 million in the second quarter of 2008 and $29.5 million in the first quarter of 2009, a 20% and 6% decrease, respectively.  Results in the second quarter of 2009 decreased from the first quarter of 2009 mainly due to lower U.S. equity commissions as the firm experienced a decline in client flow coupled with a slightly higher trading loss ratio.

•
Asset Management Revenues.  Asset management revenues were $6.4 million in the second quarter of 2009 compared with $1.9 million in the second quarter of 2008 and $2.7 million in the first quarter of 2009.  Asset management revenues consisted of management fees of $3.3 million, net realized and unrealized gains in warrants and other securities of $3.0 million and net unrealized private equity gains of $0.2 million.

•
Compensation and Benefits Expenses.  Compensation and benefits expenses were $30.1 million in the second quarter of 2009 compared with $41.8 million in the second quarter of 2008 and $30.7 million in the first quarter of 2009, a 28% and 2% decrease, respectively.

The non-GAAP compensation ratio, which is defined in note (1) below, decreased to 62% in the second quarter of 2009 compared with the non-GAAP ratio of 67% in the year-ago period and 68% in the first quarter of 2009.  A reconciliation between GAAP results and these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

•
Non-compensation Expenses. Non-compensation expenses were $29.1 million in the second quarter of 2009 compared with $35.1 million in the second quarter of 2008 and $35.4 million in the first quarter of 2009, a 17% and 18% decrease, respectively.  The decline from the year-ago quarter was primarily attributable to firm-wide cost reduction initiatives.

•
Provision for Taxes.  The firm recorded a tax benefit of $0.7 million or 6.5% effective tax rate in the second quarter of 2009.  As of December 31, 2008, the firm recorded a full valuation allowance on its U.S. and U.K deferred tax assets and, therefore, did not recognize a tax benefit on its net loss in these tax jurisdictions.

•
Shareholders’ Equity Position.  As of June 30, 2009, shareholders’ equity and book value per share were $147.9 million and $4.67, respectively, and tangible shareholders’ equity and tangible book value per share were $129.3 million and $4.08, respectively.

•
Headcount Reduction Balanced With Strategic New Hires. In the beginning of July of this year, the firm reduced headcount by 6% bringing total headcount to approximately 455 employees.  The reduction was the result of aligning operating expenses with the current revenue environment.

Over the past few months, the firm made six senior new hires, with four in Investment Banking and two in Institutional Sales.  Joseph (“Joe”) Carey, Les Franks, Zach Maurus and Geoff Cohen joined the Investment Banking team, and Keith Mulcahy and Damian Lyons Lowe joined the Institutional Sales team.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA
 (Dollar amounts in thousands, except book value per share)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue Detail:
Investment banking
Capital raising	$8,132	$13,854	$16,733	$21,242
Strategic advisory	6,136	9,085	8,561	13,193
Total investment banking	14,268	22,939	25,294	34,435
Brokerage	27,743	34,860	57,199	70,994
Asset management
Management fees	3,333	3,469	6,923	7,129
Private equity realized and unrealized gains and (losses) – net	151	331	(1,698)	(1,758)
Other securities realized and unrealized gains and (losses) – net	2,961	(1,935)	3,945	(3,157)
Total asset management	6,445	1,865	9,170	2,214
Interest income	170	1,848	545	4,873
Total revenues	48,626	61,512	92,208	112,516
Interest expense	(340)	(1,498)	(823)	(3,578)
Net revenues	$48,286	$60,014	$91,385	$108,938

Investment Banking Transactions:
Capital raising	21	26	32	45
Strategic advisory	7	6	11	10
Total transactions	28	32	43	55
Average revenue per transaction	$508	$717	$587	$626
Other Metrics:
Non-GAAP compensation ratio(1)	62.5%	67.2%	65.1%	71.1%
Non-compensation ratio(2)	60.4%	58.5%	70.7%	64.3%
Assets under management	$1,337,341	$1,402,190	$1,337,341	$1,402,190
Shareholders’ equity	147,870	350,255	147,870	350,255
Less: Other intangible assets	(18,601)	(133,225)	(18,601)	(133,225)
Tangible shareholders’ equity	129,269	217,030	129,269	217,030
Common shares outstanding(3)	31,689	31,288	31,689	31,288
Book value per share	$4.67	$11.19	$4.67	$11.19
Tangible book value per share	$4.08	$6.93	$4.08	$6.93

(1) The firm’s non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expenses (excluding expenses relating to IPO equity awards) to net revenues (excluding investment gains and losses attributable to investments in private equity).  Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 62.3% and 69.6% for the three months ended June 30, 2009 and 2008, respectively, and 66.5% and 75.4% for the six months ended June 30, 2009 and 2008, respectively.

(2) The firm’s non-compensation ratio is the ratio of all expenses (other than compensation and benefits expense and interest expense) to net revenues.

(3) Includes 6,539,478 exchangeable shares issued by TWP Acquisition Company (Canada), Inc., the firm’s wholly-owned subsidiary. Each exchangeable share is exchangeable at any time into a share of common stock of the firm, entitles the holder to dividend and other rights substantially economically equivalent to those of a share of common stock, and, through a voting trust, entitles the holder to a vote along with shares of common stock on matters presented to shareholders of the firm.

Non-GAAP Financial Measures

The firm has reported in this press release its net loss for the three months ended June 30, 2009 on a non-GAAP basis by:

•	excluding $1.7 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008.

The firm has also reported in this press release its basic and diluted loss per share for the three months ended June 30, 2009 on a non-GAAP basis by:

•
using a net loss of $8.5 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $10.2 million and adjusting to exclude the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $1.7 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm has reported in this press release its net loss for the six months ended June 30, 2009 on a non-GAAP basis by:

•	excluding $0.1 million of after-tax non-cash expense associated with its initial grant of restricted stock units made in connection with its initial public offering; and

•	excluding $3.4 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008.

The firm has also reported in this press release its basic and diluted loss per share for the six months ended June 30, 2009 on a non-GAAP basis by:

•
using a net loss of $30.6 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $34.1 million and adjusting to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $0.1 million and (ii) the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $3.4 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm views the expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners as a non-cash event, and the firm’s management has utilized non-GAAP calculations of net revenue and net loss and non-GAAP calculations of basic and diluted loss per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing the firm’s financial results in the three and six months ended June 30, 2009.  The firm’s management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of its business and facilitate meaningful comparison of its results in the current period to those in prior periods and future periods.  The firm’s reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors’ overall understanding of the firm’s current financial performance and its prospects for the future.  Specifically, the firm’s management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of the firm’s core operating results and business outlook.

A limitation of utilizing these non-GAAP measures of net revenues, net loss and basic and diluted loss per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the firm’s business, and these effects should not be ignored in evaluating and analyzing the firm’s financial results.  Therefore, management believes that both the firm’s GAAP measures of net revenue, net loss and basic and diluted loss per share and these non-GAAP measures of the firm’s financial performance should be considered together.

A reconciliation of the firm’s GAAP net loss to its non-GAAP net loss for the three months ended June 30, 2009 is set forth below (in millions):

Net loss	$(10.2)
Exclusion of the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	1.7
Non-GAAP net loss	$(8.5)

 A reconciliation of the firm’s GAAP net loss to its non-GAAP net loss for the six months ended June 30, 2009 is set forth below (in millions):

Net loss	$(34.1)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	0.1
Exclusion of the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	3.4
Non-GAAP net loss	$(30.6)

Basic net loss and diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period.  The following table sets forth the firm’s GAAP basic and diluted weighted average shares outstanding and its GAAP basic and diluted net loss per share for the three and six months ended June 30, 2009, as well as the non-GAAP net loss per share after applying the adjustments described above:

	Three Months Ended	Six Months Ended
	June 30, 2009	June 30, 2009
Weighted average shares used in computation of net loss per share:
Basic (in thousands)	32,552	32,471
Diluted (in thousands)	32,552	32,471

Net loss per share:
Basic	$(0.31)	$(1.05)
Diluted	$(0.31)	$(1.05)

Non-GAAP net loss per share:
Basic	$(0.26)	$(0.94)
Diluted	$(0.26)	$(0.94)

The firm’s non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expenses (excluding expenses relating to IPO equity awards) to net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities).  Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 62.3% and 69.6% for the three months ended June 30, 2009 and 2008, respectively, and 66.5% and 75.4% for the six months ended June 30, 2009 and 2008, respectively.

	Three Months Ended	Six Months Ended
	June 30, 2009	June 30, 2009
	(in millions)
Compensation and benefits expenses	$30.1	$60.7
Exclusion of the pre-tax non-cash expense associated with initial grant of restricted stock units	–	0.1
Non-GAAP compensation and benefits expense	$30.1	$60.6

Net revenues	$48.3	$91.4
Exclusion of investment (gains) losses in private equity	(0.2)	1.7
Non-GAAP net revenues	$48.1	$93.1

Quarterly Earnings Conference Call

Thomas Weisel Partners will host its second quarter conference call on Wednesday, July 29, 2009 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The conference call may include forward-looking statements, including guidance as to future results.
All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, President and Chief Operating Officer, Lionel F. Conacher, and Chief Financial Officer, Ryan Stroub, by dialing (866) 746-9599 (domestic) or (702) 696-4728 (international).  The confirmation code for both the domestic and international lines is: 19214040.

A live audio webcast of the call, as well as the company’s results, will be available through the Investor Relations/Webcasts section of the company’s website, www.tweisel.com, which can also be accessed directly at: http://www.tweisel.com/AboutUs/InvestorRelations/Webcasts.  To listen to the live audio webcast of the call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the conference call will be available through the above-referenced website beginning one hour following the completion of the call through August 14, 2009.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us.  In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events.  There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to, the state of the financial markets and the economy, particularly as they relate to the growth sectors that the firm is focused on, Thomas Weisel Partners’ ability to implement its strategic initiatives and achieve the expected benefits of the acquisition of Westwind Partners, retain its professionals, as well as other competitive, economic, political, and market conditions and fluctuations, government and industry regulation, risks relating to the acquisition of Westwind Partners, including the effect of the completion of the transaction on the companies’ business relationships, operating results and business generally and other factors.  Some of the other factors are those that are discussed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter.  We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Denver, New York, Portland, Silicon Valley, Toronto, London and Zurich. For more information, please visit www.tweisel.com.

Investor Relations Contact:                                                                            Media Contact:
Sarah Anderson                                                                                               Crystal Odessky
415-364-2500                                                                                                     415-364-2500
 investorrelations@tweisel.com                                                                     codessky@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Investment banking	$14,268	$22,939	$25,294	$34,435
Brokerage	27,743	34,860	57,199	70,994
Asset management	6,445	1,865	9,170	2,214
Interest income	170	1,848	545	4,873
Total revenues	48,626	61,512	92,208	112,516
Interest expense	(340)	(1,498)	(823)	(3,578)

Net revenues	48,286	60,014	91,385	108,938

Expenses excluding interest:
Compensation and benefits	30,061	41,788	60,739	82,177
Brokerage execution, clearance and account administration	6,492	6,394	12,904	12,872
Communications and data processing	4,417	5,735	9,055	11,599
Depreciation and amortization of property and equipment	1,926	1,933	4,529	3,820
Amortization of other intangible assets	2,933	4,371	5,866	7,731
Marketing and promotion	1,520	3,775	3,304	7,822
Occupancy and equipment	4,581	5,274	8,668	10,661
Other expenses	7,272	7,630	20,249	15,594
Total expenses excluding interest	59,202	76,900	125,314	152,276

Loss before taxes	(10,916)	(16,886)	(33,929)	(43,338)
Provision for taxes (tax benefit)	(706)	(6,759)	134	(15,406)
Net loss	$(10,210)	$(10,127)	$(34,063)	$(27,932)

Net loss per share:
Basic net loss per share	$(0.31)	$(0.31)	$(1.05)	$(0.85)
Diluted net loss per share	$(0.31)	$(0.31)	$(1.05)	$(0.85)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	32,552	32,519	32,471	32,754
Diluted weighted average shares outstanding	32,552	32,519	32,471	32,754